Exhibit 10.30

[            ] 2004

TRANSITIONAL SERVICES AGREEMENT

between

FINANCIAL INSURANCE GROUP SERVICES LIMITED

and

GE LIFE SERVICES LIMITED

WEIL, GOTSHAL & MANGES

One South Place   London   EC2M 2WG

Tel: +44 (0) 20 7903 1000   Fax: +44 (0) 20 7903 0990

www.weil.com

TABLE OF CONTENTS

1	INTERPRETATION

2	THE SERVICES

3	CONVERSION SERVICES

4	OTHER ARRANGEMENTS/ADDITIONAL AGREEMENTS/CONSENTS

5	THE PROVIDER’S RESPONSIBILITIES

6	CHARGES

7	TERMS OF PAYMENT

8	COMPLIANCE WITH LAWS AND STANDARD FOR SERVICES

9	WARRANTIES

10	CONTRAT DE GROUPEMENT DE FAIT

11	RECORDS AND AUDIT

12	INTELLECTUAL PROPERTY

13	LIMITATION OF LIABILITY AND INDEMNITIES

14	CONDUCT OF CLAIMS

15	ASSIGNMENT AND SUB-CONTRACTING

16	CONFIDENTIALITY

17	TERMINATION

18	THE PROVIDER’S OBLIGATIONS ON TERMINATION

19	SURVIVAL OF OBLIGATIONS ON TERMINATION

20	FORCE MAJEURE/BUSINESS CONTINUITY

21	INCONSISTENCY/PREVAILING AGREEMENT

22	MASTER AGREEMENT

23	REGULATORY APPROVAL AND COMPLIANCE

24	SEVERABILITY

25	APPLICABLE LAW AND DISPUTE RESOLUTION

26	DATA PROTECTION

27	FURTHER ASSURANCE

28	WAIVER OF REMEDIES

29	NOTICES

30	NO PARTNERSHIP

31	ENTIRE AGREEMENT

32	RIGHTS OF THIRD PARTIES

33	COUNTERPARTS

SCHEDULE 1 SERVICES

SCHEDULE 2 EXCLUDED ASSETS

THIS AGREEMENT is made on [                ] 2004 between the following parties:

(1)                                 FINANCIAL INSURANCE GROUP SERVICES LIMITED, a company incorporated in England and Wales (registered number 1670707) whose registered office is at Vantage West, Great West Road, Brentford, Middlesex, TW8 9AG (“FIGSL”); and

(2)                                 GE LIFE SERVICES LIMITED, a company incorporated in England and Wales (registered number 4330120) whose registered office is at The Priory, Hitchin, Hertfordshire, SG5 2DW  (“GELS”).

WHEREAS:

(A)                               General Electric Company (“GE”), General Electric Capital Corporation, GEI, Inc., GE Financial Assurance Holdings, Inc. (“GEFAHI”) and Genworth Financial, Inc. (“Genworth”) entered into a Master Agreement, dated [        ] (the “Master Agreement”).

(B)                               In connection with the Master Agreement, GE, General Electric Capital Corporation, GEI, Inc., GEFAHI, GNA Corporation, GE Asset Management Incorporated, General Electric Mortgage Holdings LLC and Genworth entered into a Transition Services Agreement dated [        ] (the “Global Transition Services Agreement”) pursuant to which  (i) GE and its subsidiaries will provide or cause to be provided certain administrative and support services and other assistance to Genworth together with its subsidiaries, including GNA Corporation, on a transitional basis and (ii) Genworth and its subsidiaries will provide or cause to be provided certain administrative and support services and other assistance to GE together with its subsidiaries, including General Electric Capital Corporation, GEFAHI and GE Asset Management Incorporated.

(C)                               Further to and in connection with the Global Transition Services Agreement the parties hereto are to provide transitional administrative and support services to each other and its group companies on a reciprocal basis on the terms and conditions of this Agreement.

(D)                               Certain FIGSL Group Companies and GEIH Group Companies (both as defined below) which are incorporated in France are parties to a Contrat de Groupement de Fait dated 20 November 1998 (the “Contrat de Groupement de Fait”) pursuant to which they enjoy certain tax benefits.  The parties to the Contrat de Groupement de Fait desire that, so far as is possible, such tax benefits shall continue to apply and that equivalent tax benefits be obtained in respect of the Services to be provided as between the parties to the Contrat Groupement de Fait pursuant to this Agreement, subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1                                         INTERPRETATION

1.1                               As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” means in respect of any person, any direct or indirect subsidiary of such person and any other person that directly, or though one or more intermediaries, controls or is controlled by or is under common control with such first person;

“Agreement” means this agreement, including the Clauses and the Schedules and all other written schedules, annexes, attachments and amendments which are signed in writing by all parties and which are made a part hereof in accordance with this Agreement;

“Closing Date” means the date on which the underwriting agreement between Genworth, GEFAHI and the managing underwriters in connection with the offering of common stock in Genworth by GEFAHI in the initial public offering of stock in Genworth is executed;

“Commencement Date” means [the Blue Ridge IPO date] save in respect of the French Services where it shall mean the French Scheme Transfer Date;

“Consents” shall have the meaning given to it in Clause 4.5;

“Consents Costs” shall have the meaning given to it in Clause 4.5;

“Control” or “Controlled” means, with respect to any Intellectual Property, the right to grant a license or sublicense to such Intellectual Property as provided for herein without (i) violating the terms of any agreement or other arrangement with any third party, (ii) requiring any consent, approvals or waivers from any third party, or any breach or default by the party being granted any such license or sublicense being deemed a breach or default affecting the rights of the party granting such license or sublicense or (iii) requiring the payment of material compensation to any third party;

“Conversion Costs” shall have the meaning given to it in Clause 3.3;

“Cross License” means the Intellectual Property Cross License and Non-Assertion Agreement dated [               ] between GE and Genworth;

“European Tax Matters Agreement” means the European Tax Matters Agreement dated [     ] between, inter alia, GE, Consolidated Insurance Holdings Limited, UK Group Holding Company Limited and Genworth;

“FIGSL Group” means (i) FIGSL, CFI Administrators Limited, CFI Pension Trustees Limited, FIG Ireland Limited, Financial Insurance Guernsey PCC Limited, Financial New Life Company Limited, GEFA UK Finance Limited, GEFA UK Holdings Limited, Assocred S.A., RD Plus S.A. and UK Group Holding Company Limited, (ii) with effect from the UK Transfer Date, Financial Insurance Company Limited, Consolidated Insurance Group Limited, GE Financial Assurance, Compania de Seguros y Reaseguros de Vida S.A. and GE Financial Insurance, Compania de Seguros y Reaseguros S.A., (iii) with effect from the date (if ever) that all the shares in Financial Assurance Company Limited are transferred to GEFA UK Holdings Limited, Financial Assurance Company Limited, and (iv) any other company that the parties shall agree from time to time shall be included within this definition;

“French Services” means those GEIH Services set out in Part A of Schedule 1 to be provided to RD Plus S.A. and Assocred S.A. and those FIGSL Services set out in Part B of Schedule 1 to be provided to Vie Plus S.A. and [SCI Laborde], in each case following the French Scheme Transfer Date;

“French Scheme Transfer Date” means the date on which the Minister of the Economy, Finance and Industry for France grants an order approving the transfer of Vie Plus S.A.’s payment protection insurance business to Financial New Life Company Limited pursuant to the provisions of Article L.324-1 of the Insurance Code;

“FSA” means the United Kingdom’s Financial Services Authority or its successors;

“GEIH” means GE Insurance Holdings Limited (registered number 2221244);

“GEIH Group” means (i) GELS, GEIH, Consolidated Insurance Holdings Limited, Ennington Properties Limited, GE Asset Management Limited, GE Financial Asset Management Limited, GE Life Equity Release Limited, GE Life Fund Management Limited, GE Life Group Limited, GE Life Limited, GE Life Residential Limited, GE Life Trustees Limited., GE Pensions Limited, GE Pensions Trustees Limited, NAMULAS Pension Trustees Limited, National Mutual Life Assurance Society, National Mutual Pension Trustees Limited, Vie Plus S.A., [SCI Laborde] and Three X Communication Limited, (ii) until the UK Transfer Date, Financial Insurance Company Limited, Consolidated Insurance Group Limited, GE Financial Assurance, Compania de Seguros y Reaseguros de Vida S.A. and GE Financial Insurance, Compania de Seguros y Reaseguros S.A., (iii) until such time (if ever) as all the shares in Financial Assurance Company Limited are transferred to GEFA UK Holdings Limited, Financial Assurance Company Limited, and (iv) any other company that the parties shall agree from time to time shall be included within this definition;

“Goods” means any goods or materials which are supplied by a Provider;

“Group” means, in relation to any party, its Group as defined hereunder;

“Group Companies” means in relation to any party, any member of that party’s Group and “Group Company” means any such company;

“Improvement” means any modification, derivative work or improvement of any Technology;

“Information Systems” means computing telecommunications or other digital operating or processing systems or environments, including, without limitation, computer programs, data, databases, computers, computer libraries, communications equipment, networks and systems.  When referenced in connection with Services, Information Systems shall mean the Information Systems accessed and/or used in connection with the Services;

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of England and Wales or any other foreign jurisdiction: (i) patents, patent applications and statutory invention registrations, including divisions, continuations, continuations-in-part, substitute application of the foregoing and any extensions, reissues, restorations and re-examinations thereof, and all rights therein provided by international treaties or conventions, (ii) copyrights and mask work rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise, (iii) trademarks, service marks, trade dress, logos and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iv) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations, (v) trade secrets, (vi) intellectual property rights arising from or in respect of Technology, and (vii) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) — (vi) above;

“negligence” means negligence as defined in Section 1 of the Unfair Contract Terms Act 1977 being “the breach (a) of any obligation, arising from the express or implied terms of a contract, to take reasonable care or exercise reasonable skill in the performance of the contract; (b) of any common law duty to take reasonable care or exercise reasonable skill (but not any stricter duty); or (c) of the common duty of care imposed by the Occupiers’ Liability Act 1957 or the Occupiers’ Liability Act (Northern Ireland) 1957”;

“Provider” means in relation to any Service, the party providing or causing the provision of such Service under this Agreement;

“Provider’s Group” means in relation to a Provider, its Group as defined hereunder;

“Provider Indemnified Party” shall have the meaning given to it in Clause 13.3;

“Recipient” means in relation to any Service, the party to whom such Service is being provided under this Agreement;

“Recipient’s Group” means in relation to a Recipient, its Group as defined hereunder;

“Recipient Group Companies” means in relation to a Recipient, each of its Group Companies as defined hereunder;

“Recipient Indemnified Party” shall have the meaning given to it in Clause 13.2;

“Representatives” means in relation to a person means any director, officer, employee, agent, consultant, sub-contractor, accountant, auditor, financing source, attorney, investment banker or other representative of such person;

“Service Charges” means in relation to any Services, the charges to be paid by the relevant Recipient to the relevant Provider pursuant to Clause 6.1 in respect of the Services provided by the relevant Provider to the relevant Recipient and its Group.  The charges for each Service or the basis for calculation thereof are set out opposite that Service in column 2 of the relevant Part of Schedule 1;

“Service Termination Date” means, in relation to any Service, the date set out opposite it in column 3 of Parts A and B of Schedule 1, or such earlier date as provided hereunder;

“Services” means the FIGSL Services or the GEIH Services (each as defined in Clause 2.1) as appropriate and “Service” means any individual service to be provided as part of the Services;

“Software” means the object and source code versions of computer programs and any associated documentation therefore.

“Standard for Services” shall have the meaning given to it in Clause 8;

“subsidiary” and “holding company” shall have the meanings given to them respectively in Sections 736 and 736A of the Companies Act 1985;

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, software, programs, models, routines, confidential and proprietary information, databases, tools, inventions, invention disclosures, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein;

“Term” means the term of this Agreement;

“Total Consents Cost Amount” shall have the meaning given to it in Clause 4.5;

“Total Conversion Cost Amount” shall have the meaning given to it in Clause 3.3;

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employees) Regulations 1981;

“Trigger Date” means the first date after which GE no longer beneficially owns more than fifty percent (50%) of the outstanding common stock of Genworth (excluding for such purposes common stock of Genworth beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to of a mutual or similar fund that beneficially owns common stock of Genworth. For the avoidance of doubt, a member of the Genworth group is not an Affiliate of GE);

“UK Transfer Date” means the earlier of (i) the date on which the Scheme for the transfer of the insurance business of Financial Assurance Company Limited to Financial New Life Company Limited pursuant to Part VII of the Financial Services and Markets Act 2000 becomes effective in accordance with its terms or (ii) the date on which all of the shares of Financial Assurance Company Limited are transferred to GEFA UK Holdings Limited; and

“Virus” means any computer instructions (i) that adversely affect the operation, security or integrity of a computing telecommunications or other digital operating or processing system or environment, including without limitation, other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (ii)

that without functional purpose, self-replicate without manual intervention; or (iii) that purport to perform a useful function but which actually perform either a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

1.2                               As used herein unless the context otherwise requires the singular includes the plural and vice versa and words importing the masculine gender shall include the feminine.

1.3                               References in this Agreement to any enactment, order, regulation or other similar instrument shall be construed as a reference to the enactment, order, regulation or instrument as amended by any subsequent enactment, order, regulation or instrument or as contained in any subsequent re-enactment thereof.

1.4                               References in this Agreement to a party shall be construed as a reference to that party, its successors and permitted assigns.

1.5                               The Schedules form part of this Agreement.

1.6                               The headings in this Agreement are for the convenience of the parties only and are in no way intended to affect, describe, interpret, define or limit the scope, extent, intent or interpretation of this Agreement or any provision of this Agreement.

1.7                               References in this Agreement to Clauses and Schedules are to the clauses and schedules of this Agreement.  In the event of any conflict or inconsistency between any provision of the Clauses and any provision of the Schedules, the former shall prevail, but only to the extent of the conflict or inconsistency.  These terms and conditions shall prevail over any terms and conditions of the Providers now or in the future.

2                                         THE SERVICES

2.1                               From the Commencement Date until the relevant Service Termination Date:

2.1.1                                      GELS shall provide, or cause to be provided, the services listed in Schedule 1, Part A to the FIGSL Group (together with any additional services to be provided to the FIGSL Group pursuant to Clause 2.8 and any GEIH Substitute Services, the “GEIH Services”); and

2.1.2                                      FIGSL shall provide, or cause to be provided, the services listed in Schedule 1, Part B to the GEIH Group (together with any additional services to be provided to the GEIH Group pursuant to Clause 2.8 and any FIGSL Substitute Services, the “FIGSL Services”).

2.2                               The scope of each Service shall be substantially the same as the scope of such service provided by the Provider, or, if applicable, its predecessor, prior to the date hereof.  The use of each Service by a Recipient Group Company shall include use by the Recipient Group Company’s contractors in substantially the same manner as used by the contractors of that Recipient Group Company or its predecessor, if applicable, prior to the Closing Date. Save as provided in Clause 15 (Assignment and Sub-contracting), nothing in this Agreement shall require that any Service be provided other than for use in, or in connection with, the Recipient’s business and the Recipient

Group Companies’ businesses. For the avoidance of doubt, nothing in this Clause 2.2 or in this Agreement shall be deemed to restrict or otherwise limit the volume or quantity of any Service, provided that certain changes in a Recipient’s requirements for the volume or quantity of a Service may require the parties to negotiate in good faith and use their commercially reasonable efforts to agree upon a price adjustment to the Service Charges for such Service pursuant to Clause 15.3.

2.3                               If for any reason FIGSL is unable to provide any FIGSL Service to the GEIH Group pursuant to the terms of this Agreement, FIGSL shall provide to the GEIH Group a substantially equivalent service (a “FIGSL Substitute Service”) for not more than the Service Charge for the substituted FIGSL Service set forth in Schedule 1, Part B and otherwise in accordance with the terms of this Agreement, including the Standard for Services.

2.4                               If for any reason GELS is unable to provide any GEIH Service to the FIGSL Group pursuant to the terms of this Agreement, GELS shall provide to the FIGSL Group a substantially equivalent service (a “GEIH Substitute Service”) for not more than the Service Charge for the substituted GEIH Service set forth in Schedule 1, Part A and otherwise in accordance with the terms of this Agreement, including the Standard for Services.

2.5                               The Services shall include:

2.5.1                                      such maintenance, support, error correction, training, updates and enhancements normally and customarily provided by the Provider to its Group Companies that receive such services; and

2.5.2                                      all functions, responsibilities, activities and tasks, and the materials, documentation, resources, rights and licenses to be used, granted or provided by the Provider that are not specifically described in this Agreement as a part of the Services, but are incidental to, and would normally be considered an inherent part of, or necessary subpart included within, the Services or are otherwise necessary for the Provider to provide, or the Recipient or the Recipient Group Companies to receive, the Services.

2.6                               In addition, a Recipient may request that the Provider provides a custom modification to any Service. For the avoidance of doubt, to the extent any custom modification constitutes Software and such Software and all the Intellectual Property therein is owned by the Provider, the Provider hereby assigns or agrees to cause the assignment of such Software and all Intellectual Property therein to the relevant Recipient Group Company and the Recipient hereby grants the Provider or agrees to cause the grant to the Provider of a perpetual, worldwide, fully paid up, irrevocable, transferable, royalty-free, non-exclusive licence, with the right to sub-licence, to use and modify such Software.

2.7                               This Agreement shall not assign any rights to Technology or Intellectual Property between the parties other than as specifically set forth herein.

2.8                               If from time to time during the Term any party identifies a need for additional services to be provided by or on behalf of a Provider, the parties hereto agree to negotiate in good faith to provide such requested services (provided that such services are of a type generally provided by the relevant Provider at such time) and the applicable Service Charges, Service Termination Date and other rights and obligations with respect thereto. To the extent practicable, such additional services shall be provided on terms substantially similar to those applicable to Services of similar types and in all other respects be provided on terms consistent with those contained in this Agreement.

2.9                               Each party will, promptly following the date of this Agreement, designate a services account manager (the “Services Manager”) who will be directly responsible for coordinating and managing the delivery of the Services and will have authority to act on that party’s behalf with respect to matters relating to this Agreement.  The Services Managers will work with each other to address any problems arising in connection with the Services and manage the parties’ relationship under this Agreement.

2.10                        The following provisions shall apply to the Services:

2.10.1                               the Provider and Recipient shall comply and where appropriate shall cause their Group Companies to comply with their own security guidelines as in force from time to time which are applicable to the performance, access and/or use of the Services and the Information Systems;

2.10.2                               the parties hereto shall take commercially reasonable measures to ensure that no Viruses or similar items are coded or introduced into the Services or Information Systems.  If a Virus is found to have been introduced into such Services or Information Systems, the parties hereto shall use their commercially reasonable efforts to cooperate and to diligently work together to eliminate the effects of the Virus; and

2.10.3                               the Provider and Recipient shall exercise and where appropriate shall cause their Group Companies to exercise reasonable care in providing, accessing and using the Services to (i) prevent access to the Services by unauthorised persons and (ii) not damage, disrupt or interrupt the Services.

2.11                        Any Software delivered by a Provider hereunder shall be delivered at the election of the Provider either (i) with the assistance of the Provider, through electronic transmission or downloaded by the Recipient from the GE intranet or (ii) by installation by Provider on the relevant equipment with retention by Provider of all tangible media on which such Software resides.  Provider and Recipient acknowledge and agree that no tangible medium containing such Software (including any enhancements, upgrades or updates) will be transferred to Recipient at any time for any reason under the terms of this Agreement, and that Provider will, at all times, retain possession and control of any such tangible medium used or consumed by Provider in the performance of this Agreement. Each party shall comply with all reasonable security measures implemented by the other party in connection with the delivery of Software.

3                                         CONVERSION SERVICES

3.1                               During the Term, FIGSL shall provide or cause to be provided, in addition to the FIGSL Services, the following support for no extra charge except for actual out-of-pocket costs and expenses approved in advance in writing by the GEIH Services Manager:

3.1.1                                      FIGSL shall provide, or cause to be provided, current and reasonably available historical data related to the FIGSL Services and predecessor services thereto as reasonably required by GELS, in a manner and within a time period as mutually agreed by the parties;

3.1.2                                      FIGSL shall make reasonably available or cause to be made reasonably available to GELS the services of those employees, contractors and consultants of the FIGSL Group whose assistance, expertise or presence is necessary to assist GELS’ transition team in establishing a fully functioning stand-alone environment in respect of the GEIH Group Companies’ businesses and the timely assumption by GELS, or by a supplier of GELS, of the FIGSL Services; and

3.1.3                                      with respect to any Software or other electronic content (“Electronic Materials”) licensed to the FIGSL Group under the Cross License and used to provide a GEIH Service, GELS shall make available or deliver to FIGSL a copy of such Software or Electronic Materials that are in existence and current as of the Service Termination Date for such GEIH Service, including any upgrades, updates and other modifications made to such Software and Electronic Materials since the Closing Date.  Any upgrades, updates or other modifications to Software and Electronic Materials made available or delivered to the FIGSL Group pursuant to this Clause shall be deemed to be GE Intellectual Property under the Cross License and licensed to the FIGSL Group pursuant to the terms of the Cross License, notwithstanding that such upgrades, updates or other modifications (x) were not used, held for use or contemplated to be used by the FIGSL Group as of the Closing Date, (y) were not Controlled by the GEIH Group as of the Closing Date or (z) may constitute Improvements made after the Closing Date.

3.2                               During the Term, GELS shall provide or cause to be provided, in addition to the GEIH Services, the following support for no extra charge except for actual out-of-pocket costs and expenses approved in advance in writing by the FIGSL Services Manager:

3.2.1                                      GELS shall provide, or cause to be provided current and reasonably available historical data related to GEIH Services and predecessor services thereto as reasonably required by FIGSL, in a manner and within a time period as mutually agreed by the parties;

3.2.2                                      GELS shall make reasonably available or cause to be made reasonably available to FIGSL the services of those employees, contractors and consultants of the GEIH Group whose assistance, expertise or presence is necessary to assist FIGSL’s transition team in establishing a fully functioning stand-alone environment in respect of the FIGSL Group Companies’ businesses and the timely assumption by FIGSL, or by a supplier of FIGSL, of the GEIH Services and

3.2.3                                      with respect to any Software or other Electronic Materials licensed to the GEIH Group under the Cross License and used to provide a FIGSL Service, FIGSL shall make available or deliver to GELS a copy of such Software or Electronic Materials that are in existence and current as of the Service Termination Date for such FIGSL Service, including any upgrades, updates and other modifications made to such Software and Electronic Materials since the Closing Date.  Any upgrades, updates or other modifications to Software and Electronic Materials made available or delivered to the GEIH Group pursuant to this Clause shall be deemed to be Genworth Intellectual Property under the Cross License and licensed to the GEIH Group pursuant to the terms of the Cross License, notwithstanding that such upgrades, updates or other modifications (x) were not used, held for use or contemplated to be used by the GEIH Group as of the Closing Date, (y) were not Controlled by the FIGSL Group as of the Closing Date or (z) may constitute Improvements made after the Closing Date.

3.3                               The parties acknowledge and agree that in connection with the implementation, provision, receipt and transition of the Services, the parties will incur certain non-recurring out-of-pocket conversion costs and expenses (“Conversion Costs”):

3.3.1                                      GEIH Services Conversion Costs

Following the termination of a GEIH Service, the GEIH Group shall either reimburse FIGSL for all actual Conversion Costs incurred by FIGSL in respect of such GEIH Service or, after consultation with FIGSL, pay such Conversion Costs directly, in either case whether FIGSL replaces the GEIH Service with the same application, system, vendor or other means of effecting the GEIH Service provided however that the GEIH Group’s payment and reimbursement obligations under this Clause 3.3.1 and GE’s payment and reimbursement obligations under Section 2.01(i) of the Global Transition Services Agreement shall not in the aggregate exceed the Total Conversion Cost Amount.  For the purposes of this Clause, the “Total Conversion Cost Amount” means US$[    ], which amount represents the parties’ agreed-upon good faith estimate of (i) the anticipated Conversion Costs with respect to the transition of the GEIH Services pursuant to the terms of this Agreement and (ii) the anticipated, non-recurring, out-of-pocket conversion costs with respect to the transition of the GE Services (as such term is defined in the Global Transition Services Agreement) pursuant to the terms of the Global Transition Services Agreement.

3.3.2                                      FIGSL Services Conversion Costs

The GEIH Group shall be solely responsible without limitation for paying any Conversion Costs in respect of the FIGSL Services and any such Conversion Costs or related costs shall not be included in the Total Conversion Cost Amount.

3.4                               Prior to receiving any reimbursement for Conversion Costs pursuant to Clause 3.3 above, FIGSL shall provide GELS with an invoice accompanied by reasonably detailed data and documentation sufficient to evidence the Conversion Costs for which FIGSL is seeking reimbursement.  Upon receipt of such invoice and data and documentation, GELS shall, except as otherwise provided in Clause 3.3, pay the amount of such invoice to FIGSL within 30 days of the date of receipt of such invoice.  If GELS in good faith disputes the invoiced amount, then the parties shall work together to resolve such dispute.  If the parties are unable to resolve such dispute within 30 days, the dispute shall be resolved pursuant to Clause 25.  (Applicable Law and Dispute Resolution) The parties acknowledge and agree that no prior approval shall be required from the GEIH Group or GELS in order for FIGSL to seek any reimbursement pursuant to Clause 3.3 and this Clause.

4                                         OTHER ARRANGEMENTS/ADDITIONAL AGREEMENTS/CONSENTS

4.1                               During the period beginning on the date hereof and ending on the Trigger Date, the FIGSL Group is or may become a party to certain corporate purchasing contracts, master services agreements, vendor contracts, software and other Intellectual Property licenses or similar agreements unrelated to the FIGSL Services (the “FIGSL Vendor Agreements”) under which (or under open work orders thereunder) the GEIH Group purchases goods or services, licenses rights to use Intellectual Property and realises certain other benefits and rights.  The parties hereby agree that the GEIH Group shall continue to retain the right to purchase goods or services and continue to realise such other benefits and rights under each FIGSL Vendor Agreement to the extent allowed by such FIGSL Vendor Agreement until the expiration or termination of such FIGSL Vendor Agreement for any reason.  Additionally, for so long as the purchasing or other rights remain in full force and effect under a FIGSL Vendor Agreement and the GEIH Group continues to exercise its purchasing or other rights and benefits under such FIGSL Vendor Agreement and for a period of six months thereafter, FIGSL shall use its commercially reasonable efforts, upon the written request of GELS, to assist the GEIH Group in obtaining a purchasing contract, master services agreement, vendor contract or similar agreement directly with the third party provider that is a party to the FIGSL Vendor Agreement.

4.2                               During the period beginning on the date hereof and ending on the Trigger Date, the GEIH Group is or may become a party to certain corporate purchasing contracts, master services agreements, vendor contracts, software and other Intellectual Property licenses or similar agreements unrelated to the GEIH Services (the “GEIH Vendor Agreements”) under which (or under open work orders thereunder) the FIGSL Group purchases goods or services, licenses rights to use Intellectual Property and realises certain other benefits and rights.  The parties hereby agree that the FIGSL Group shall continue to retain the right to purchase goods or services and continue to realise such other benefits and rights under each GEIH Vendor Agreement  to the extent allowed by such GEIH Vendor Agreement until the expiration or termination of such GEIH Vendor Agreement for any reason.  Additionally, for so long as the purchasing or other rights remain in full force and effect under a GEIH Vendor Agreement and the FIGSL Group continues to exercise its purchasing or other rights and benefits under such GEIH Vendor Agreement and for a period of six months thereafter, GELS shall use its commercially reasonable efforts, upon the written request of FIGSL, to assist the FIGSL Group in obtaining a purchasing contract, master services agreement, vendor contract or similar agreement directly with the third party provider that is a party to the GEIH Vendor Agreement.

4.3                               Prior to the Trigger Date, each party shall continue to have access to the other party’s Information Systems.  On and after the Trigger Date, a party shall not have access to all or any part of the other party’s Information Systems, except to the extent necessary for that party to provide and receive Services (subject to that party complying with all reasonable security measures implemented by the other party as deemed necessary by that other party to protect its Information Systems, provided that the first party shall have had a commercially reasonable period of time in which to comply with such security measures).

4.4                               Each party will allow the other party and its Representatives reasonable access to its facilities as necessary for the performance of the Services.

4.5                               The parties acknowledge and agree that certain software and other licences, consents, approvals, notices, registrations, recordings, filings and other actions need to be obtained in order to allow the Services to be provided (collectively, “Consents”).  The GEIH Group shall, after consultation with FIGSL, either directly pay the out-of-pocket costs of obtaining, performing or satisfying such Consents (the “Consents Costs”) or, after any Consent is obtained, satisfied or performed, reimburse FIGSL for all actual Consents Costs incurred by FIGSL in connection with obtaining, performing or satisfying such Consents, provided however that the GEIH Group’s payment and reimbursement obligations in respect of the Consents Costs under this Clause and GE’s payment and reimbursement obligations under Section 4.04(a) of the Global Transition Services Agreement shall not in the aggregate exceed the Total Consents Cost Amount.  For the purposes of this Clause, the “Total Consents Cost Amount” means US$10 million which amount represents the parties’ agreed-upon good faith estimate of the anticipated out-of-pocket costs with respect to obtaining, performing or otherwise satisfying (i) the Consents pursuant to the terms of this Agreement and (ii) the Consents (as such term is defined in the Global Transition Services Agreement) pursuant to the terms of the Global Transition Services Agreement.  The GEIH Group shall be solely responsible for paying any costs or fees in connection with any Consents with respect to the FIGSL Services and any such costs or fees shall not be included in the Total Consents Cost Amount.

4.6                               Prior to receiving any reimbursement pursuant to Clause 4.5 above, FIGSL shall provide GELS with an invoice accompanied by reasonably detailed data and documentation sufficient to evidence the Consents Costs for which FIGSL is seeking reimbursement.  Upon receipt of such invoice and data and documentation, GELS shall, except as otherwise provided in Clause 4.5, pay the amount of such invoice to FIGSL within 30 days of the date of receipt of such invoice.  If GELS in good faith disputes the invoiced amount, then the parties shall work together to resolve such dispute.  If the parties are unable to resolve such dispute within 30 days, the dispute shall be resolved pursuant to Clause 25 (Applicable Law and Dispute Resolution).  The parties acknowledge and agree that no prior approval shall be required from the GEIH Group or GELS in order for FIGSL to seek any reimbursement pursuant to Clause 4.5 and this Clause.

4.7                               The parties agree that the leases and sub-leases listed in Part C of Schedule 1 shall have been assigned to or granted by the appropriate party by the Commencement Date, subject to obtaining any necessary third party consents or approvals.  A party to whom a lease or sub-lease is to be assigned or granted agrees to accept such assignment or grant.  To the extent that any such leases or sub-leases shall not have been granted or assigned by the Commencement Date, the parties agree to work together in good faith to effect the grants or assignments (as appropriate) of any such leases or subleases.

4.8                               The parties agree that all those employees of FIGSL who are wholly dedicated to providing support to the GEIH Group Companies (excluding for these purposes Financial Insurance Company Limited, Financial Assurance Company Limited, Consolidated Insurance Group Limited, GE Financial Assurance, Compania de Seguros y Reaseguros de Vida S.A. and GE Financial Insurance, Compania de Seguros y Reaseguros S.A., Assocred S.A, Vie Plus S.A. and [SCI Laborde]) shall be transferred to GELS on or before the Commencement Date.  In the event any such employees shall not have been transferred to GELS by the Commencement Date:

4.8.1                                      the parties agree to work together in good faith to effect the transfers of any such employees to GELS;

4.8.2                                      GELS agrees that it shall reimburse FIGSL for all costs incurred in continuing to employ such employees, having reference to such employees’ existing contracts of employment and FIGSL’s past practice; and

4.8.3                                      GELS agrees to reimburse FIGSL for any costs FIGSL incurs if FIGSL makes such employees redundant, subject to FIGSL having consulted GELS prior to making any such redundancies.

FIGSL agrees that it shall at all times act reasonably and in good faith in relation to the transfer of the relevant employees to GELS and the recovery of costs in respect of employees who shall not have been transferred to GELS by the Commencement Date, including without limitation the costs of making such employees redundant, from GELS.

4.9                               The parties intend that any supplier contracts which need to be transferred from the GEIH Group to FIGSL or from the FIGSL Group to GELS to allow the Services to be provided or to enable the provision by GELS and FIGSL of services to their respective Group Companies shall have been transferred by the Commencement Date.  To the extent that any such contracts shall not have been transferred by the Commencement Date, the parties agree to work together in good faith to effect the transfers of any such contracts.

4.10                        The parties intend that any Intellectual Property which needs to be transferred from the GEIH Group to FIGSL or from the FIGSL Group to GELS to allow the Services to be provided or to enable the provision of GELS and FIGSL of services to their respective Group Companies shall have been transferred by the Commencement Date.  To the extent that any such Intellectual Property shall not have been transferred by the Commencement Date, the parties agree to work together in good faith to effect the transfers of any such Intellectual Property.

5                                         THE PROVIDER’S RESPONSIBILITIES

5.1                               The Provider shall act on behalf of the Recipient Group Companies but in respect of each Recipient Group Company, only to the extent of the authority given from time to time by such Recipient Group Company.  A Recipient Group Company may vary its instructions to the Provider at any time.

5.2                               The Provider shall comply with all reasonable security requirements of the Recipient Group Companies and shall procure that all of its employees, agents and sub-contractors shall likewise comply with such requirements.

5.3                               The Provider shall notify the Recipient Group Companies of any special health and safety hazards of which it is aware (after making all reasonable enquiries) and which may be involved in performing the Services. The Provider shall further notify the Recipient Group Companies in advance of the Commencement Date of any information or requirements affecting the Recipient Group Companies under any legislation concerning health and safety at work.

6                                         CHARGES

6.1                               In consideration of the Provider providing the Services to the Recipient and its Group Companies, the Recipient shall pay to the Provider the Service Charges.

6.2                               In addition, in connection with the performance of the Services, the Provider may incur certain out-of-pocket costs (“Other Costs”), which shall, without duplication, either be paid directly by the Recipient or reimbursed to the Provider by the Recipient; provided that any Other Costs shall only be payable by the Recipient if such Other Costs have been authorised by the relevant Services Manager prior to having been incurred by the Provider and subject to receipt by the Recipient of data and other documentation reasonably required to support the calculation of amounts due to the Provider as a result of such Other Costs.

6.3                               The parties acknowledge that the Service Charges reflect charges for such maintenance, support, error correction, training, updates and enhancements as shall be provided by the Provider pursuant to Clause 2.5.

6.4                               If the Recipient requests that the Provider provide a custom modification in connection with any Service pursuant to Clause 2.6, the Recipient shall be responsible for the cost of such custom modification.

7                                         TERMS OF PAYMENT

7.1                               The Provider shall deliver an invoice to the Recipient on a quarterly basis (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of the Provider) in arrears for the Service Charges and any Other Costs in respect of all Services provided to and Other Costs incurred in respect of the Recipient and its Group during that quarter.

7.2                               The Recipient shall pay such invoice in full to the Provider in UK sterling or in Euros, as appropriate, according to the terms of the invoice, within seventy-five (75) days of the date of such invoice in cleared funds to the bank nominated by the Provider.

7.3                               If the Recipient fails to pay any amount due to the Provider under this Agreement (excluding any amount contested in good faith) by the due date for payment, the Recipient shall pay to the Provider, in addition to the amount due, interest on such amount at the rate of 2% per annum over Barclays Bank plc’s base rate from time to time from the date the payment was due until the payment is made in full, both before and after any judgment.

7.4                               As soon as practicable after receipt by the Provider of any reasonable written request by the Recipient, the Provider shall provide the Recipient with data and documentation supporting the calculation of any amount due to the Provider under this Agreement the subject of the request for the purpose of verifying the accuracy of such calculation. If after reviewing such data and documentation the Recipient disputes the calculation of any amount due to the Provider then the dispute shall be resolved pursuant to Clause 25 (Applicable Law and Dispute Resolution).

7.5                               All sums due under this Agreement are exclusive of VAT which shall where applicable be paid by the appropriate Recipient.

7.6                               The Provider shall be responsible for the payment of all invoices due to third party suppliers in respect of Goods, equipment or services supplied in connection with the Services.

7.7                               The Recipient shall pay the full amount of costs and disbursements including Other Costs incurred under this Agreement, and shall not set-off, counterclaim or otherwise withhold any other amount owed to the Provider on account of any obligation owed by the Provider to the Recipient.

8                                         COMPLIANCE WITH LAWS AND STANDARD FOR SERVICES

8.1                               Each Provider will perform the Services in compliance with all applicable laws, enactments, orders, regulations, standards and other similar instruments and all other applicable provisions hereof and will obtain and maintain in force for the Term all licences, permissions, authorisations, consents and permits required to comply with all laws, enactments, orders standards and regulations relevant to the performance of the Services under this Clause including for the avoidance of doubt the rules of any regulatory authority (whether the FSA or any other regulator) to the extent they apply to the provision of the Services hereunder.

8.2                               Except as otherwise provided in this Agreement (including the Schedules hereto), the Provider agrees to perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which the substantially same services were previously performed by or on behalf of the Provider or its predecessors, if applicable, prior to the Commencement Date (the “Standard for Services”).

8.3                               The parties shall co-operate with each other and use their good faith commercially reasonable efforts to effect the efficient, timely and seamless provision and receipt of the Services.

9                                         WARRANTIES

9.1                               All of the warranties specified in this Clause 9 are without prejudice to any other warranties expressed in this Agreement. Each such warranty shall be construed as a separate warranty and shall not be limited or restricted by reference, or inference from, the terms of any other warranty or any other term.

9.2                               Each Provider hereby acknowledges and agrees that compliance by it with each such warranty shall not relieve it of any of its other obligations under this Agreement.

9.3                               Each Provider warrants that, in the event that it delivers any Goods, as at the date of delivery of any Goods:

9.3.1                                      subject to any valid retention of title to the Goods by a third party, it has good title to the Goods and such title is free of all liens, charges and encumbrances; and

9.3.2                                      the Goods are of satisfactory quality, conform with the manufacturer’s specifications and are free from defects in design, manufacture use of or materials for a period of twelve (12) months from the date of delivery;

and in the event this is discovered not to be the case during such twelve (12) month period, without prejudice to any other right or remedy which the Recipient may have, the Provider shall, at the Recipient’s option, replace or repair the Goods free of charge For the avoidance of doubt, the costs to the Provider of replacing or repairing the Goods shall be subject to and count towards the overall cap on that Provider’s liability under this Agreement contained in Clause 13.2.

9.4                               Each Provider further warrants that:

9.4.1                                      it has taken all requisite corporate and other action to approve the execution, delivery and performance of the Agreement, and agrees to produce to the Recipient evidence of such action upon reasonable request; and

9.4.2                                      it will not breach any rights (including but not limited to rights relating to Intellectual Property) or commit, or involve the Recipient in the commission of, any tort by entering into this Agreement and that this Agreement will constitute valid and legally binding obligations on the Provider in accordance with its terms when executed by such Provider.

10                                  CONTRAT DE GROUPEMENT DE FAIT

In view of the tax benefits enjoyed by RD Plus S.A., Vie Plus S.A. and Assocred S.A. (all such companies being either a FIGSL Group Company or a GEIH Group Company, and being together the “Groupement de Fait Parties”) pursuant to the Contrat de Groupement de Fait and their wish to preserve such tax benefits and for equivalent tax benefits to be obtained in respect of the Services to be provided as between the Groupement de Fait Parties pursuant to this Agreement, the parties hereto agree that the provisions of the Contrat de Groupement de Fait shall continue to apply so far as is possible as between the Groupement de Fait Parties to the extent necessary to preserve the tax benefits currently enjoyed by the Groupement de Fait Parties and to obtain equivalent tax benefits in respect of Services provided as between the Groupement de Fait Parties pursuant to this Agreement, provided however that in the event of any inconsistency between any of the provisions of this Agreement and the Contrat de Groupement de Fait, the provisions of this Agreement shall prevail as between the parties and the Groupement de Fait parties in respect of the matters dealt with hereunder.

11                                  RECORDS AND AUDIT

11.1                        The Provider shall maintain proper records (“Records”) in connection with all Services provided by it under this Agreement.  The Provider shall allow the Recipient, its employees, independent consultants, duly authorised agents, regulators and any other third parties notified by the Recipient to the Provider (to which notified parties the Provider does not reasonably object) to inspect and take copies of or extracts from such Records at all reasonable times (i)  in connection with audits carried out pursuant to this Clause 10 to the extent reasonably necessary for the purpose of verifying the proper performance by the Provider of its obligations hereunder and the amounts due to the Provider hereunder or (ii) in connection with any agreements entered into by the Recipient pursuant to which the Recipient has agreed to provide information to the third party.  The Provider shall afford the Recipient’s employees, independent consultants, authorised agents, regulators and the third parties notified by the Recipient to the Provider (to which notified parties the Provider does not reasonably object) reasonable access to all other relevant information, reports, documents, records, payments to suppliers, wage slips (whether in human or machine readable form) and data.  All confidential information of the Provider made available to the Recipient’s employees, independent consultants, authorised agents and regulators under this Clause 10 shall be treated in accordance with Clause 16 (Confidentiality).

11.2                        The Recipient reserves the right to conduct periodic audits to verify the Provider’s proper performance of the Services and the cost effectiveness and efficiency thereof.  Such audits may be carried out by the Recipient’s employees, independent consultants, duly authorised agents and regulators and shall be carried out at the Recipient’s expense.  The Provider hereby grants the Recipient, its employees, independent consultants, duly authorised agents and regulators a right of access to such of its records, employees and premises as the Recipient may reasonably request for the purposes of conducting such audits.  The Provider shall make available such facilities and give such assistance as the Recipient may reasonably request in connection with the carrying out of any such audit.

11.3                        Where an audit is to be carried out pursuant to this Clause 10, the audit shall be conducted with reasonable notice and shall be subject to the consent of the relevant Provider, which shall not be unreasonably withheld or delayed.

11.4                        If as a result of an audit carried out pursuant to this Clause 10 a Recipient is unable to verify Service Charges previously demanded by its Provider and paid by that Recipient, the Recipient shall have the right to receive a refund of or proportionate reduction in the Service Charges for any such amount that cannot be verified.  In the event that a Recipient is entitled to such a refund or reduction following an audit carried out pursuant to this Clause 10, that Recipient may request, and the Provider shall be obliged to pay, a reasonable proportion of the cost of carrying out the audit, bearing in mind the amount of refund or reduction to which the Recipient is entitled.

12                                  INTELLECTUAL PROPERTY

12.1                        The Recipient shall be the owner of and has title to all property and Intellectual Property in any data, procedures, documentation or materials provided to the Provider hereunder by the Recipient or prepared or maintained by the Provider on behalf of the Recipient in connection with the provision of the Services.  The Provider hereby agrees from time to time to execute such documents and do such further acts or things as may be necessary to vest title to such Intellectual Property in the Recipient.  The Recipient shall be entitled, at its sole cost and expense, to inspect and make copies of any such data, documentation and materials during normal office hours upon reasonable advance notice to the Provider.  All such materials or documentation must be returned in good order and condition at the sole cost and expense of the Provider on request or on termination of this Agreement in a mutually agreed upon format and shall not be copied or used for any other purpose other than for carrying out the Services pursuant to this Agreement provided that the Provider shall be entitled, at its sole cost and expense, to retain one copy of all such data, documentation and materials for archiving purposes and for the purposes of responding to any dispute which may arise in connection with the Services.

12.2                        Each Provider represents and warrants that:

12.2.1                               save for the Consents, it has all necessary rights, authorisations and licences to provide the Services;

12.2.2                               it has the authority to grant the rights to be granted to the Recipient hereunder;

12.2.3                               neither the supply to the Recipient of the Services (or any Goods where relevant) or any part thereof nor the use by the Recipient of the Services (or any Goods) or any part thereof shall in any way constitute an infringement or other violation of any Intellectual Property of any third party; and

12.2.4                               it owns or has obtained valid licences for all Intellectual Property which are necessary to the performance of any of its obligations hereunder.

13                                  LIMITATION OF LIABILITY AND INDEMNITIES

13.1                        Save as provided in Clauses 13.2 and 13.4, and subject to Clause 13.6, no Provider or its Affiliates or any of their respective directors, officers or employees or any of the heirs, executors, successors and or assigns of any of the foregoing (each, a “Provider Indemnified Party”) shall have any liability in contract, tort or otherwise to the Recipient or its Affiliates or Representatives for or in connection with any Services rendered or to be rendered by any Provider Indemnified Party pursuant to this Agreement, (ii) the transactions contemplated by this Agreement or (iii) any Provider Indemnified Party’s actions or inactions in connection with any such Services or transactions. For the avoidance of doubt this Clause shall not preclude a Recipient from exercising any remedies expressly provided elsewhere in this Agreement.

13.2                        Each Provider shall indemnify, defend and hold harmless each relevant Recipient and each of its subsidiaries and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each a “Recipient Indemnified Party”), from and against any and all liabilities of the Recipient Indemnified Parties relating to, arising out of, or resulting from:

(i)                                    the gross negligence or wilful misconduct of a Provider Indemnified Party in connection with the Provider Indemnified Party’s provision of the Services;

(ii)                                the improper use or disclosure of information of, or regarding, a customer or potential customer of a Recipient Indemnified Party in connection with the Provider Indemnified Party’s provision of the Services; or

(iii)                            any violation of applicable law or regulation by a Provider Indemnified Party in connection with the Provider Indemnified Party’s provision of the Services including without limitation any breach of the FSA’s rules or any other regulator’s rules, save where the Provider Indemnified Party was acting in compliance with the Recipient Indemnified Party’s express instructions, provided that, subject to Clause 13.6, (a) the aggregate liability of FIGSL as a Provider pursuant to this Clause shall in no event exceed £5 million and (b) the aggregate liability of GELS as a Provider pursuant to this Clause shall not exceed £5 million.

13.3                        Each Recipient shall indemnify, defend and hold harmless each relevant Provider Indemnified Party from and against any and all liabilities of the Provider Indemnified Parties relating to, arising out of, or resulting from the provision of the Services by any Provider or any of its subsidiaries (including without limitation any liabilities arising out of any violation of applicable law or regulation or any breach of the FSA’s rules or any other regulator’s rules by a Recipient Indemnified Party in connection with the Services) except for (A) any liabilities that result from a Provider Indemnified Party’s negligence in connection with the provision of the Services, (B) any liabilities that result from a Provider Indemnified Party’s breach of this Agreement or (C) any liabilities for which the Provider is required to indemnify a Recipient Indemnified Party pursuant to Clause 13.2.  For the avoidance of doubt, a Recipient’s liability under this Clause 13.3 shall be unlimited save as provided in Clause 13.5.

13.4                        In addition, save as provided in Clause 4.8, the parties agree they shall share equally any liability incurred by a party or any of its Group Companies in connection with any claim brought against a party or any of its Group Companies pursuant to the Transfer Regulations by any employee of either party or any of the parties’ Group Companies in connection with the termination of any Service under this Agreement or of the Agreement as a whole (an “Employee Claim”). Each party shall indemnify the other party and each of the other party’s Group Companies against fifty per cent. (50%) of all expenses, damages, compensation, fines and other liabilities including reasonable legal costs arising out of or in connection with any Employee Claim.

13.5                        Subject to Clause 13.6 but notwithstanding any other provision contained in this Agreement, neither party shall be liable to the other for any special, indirect, punitive, incidental or consequential losses, damages or expenses of the other, including, without limitation, loss of profits, arising from any claim relating to breach of this Agreement or otherwise relating to any of the Services provided hereunder save that the limitations contained in this Clause 13.5 shall not apply to:

13.5.1                               damages awarded to a third party pursuant to a third party claim for which a Provider is required to indemnify, defend and hold harmless any Recipient Indemnified Party under Clause 13.2; or

13.5.2                               damages awarded to a third party pursuant to a third party claim for which a Recipient is required to indemnify, defend and hold harmless any Provider Indemnified Party under Clause 13.3.

13.6                        Nothing in this Agreement shall exclude or limit the liability of a party in respect of:

13.6.1                               death or personal injury caused by the negligent or malicious acts or omissions of such party;

13.6.2                               fraud;

13.6.3                               the indemnities in respect of Employee Claims contained in Clause 13.4; or

13.6.4                               GELS’ payment obligations in respect of employees under Clause 4.8.

13.7                        Nothing in this Clause 13 shall be deemed to eliminate or limit in any respect GELS or FIGSL’s express obligations under this Agreement to pay, as applicable, Service Charges, Other Costs, the Total Conversion Cost Amount and the Total Consents Cost Amount.

14                                  CONDUCT OF CLAIMS

14.1                        If a party entitled to indemnification under Clause 13 (the “Indemnified Party”) becomes aware of a matter which may give rise to a claim by a third party in respect of which the other party (the “Indemnifying Party”) may be required to indemnify the Indemnified Party (a “Relevant Claim”) or any proceedings shall be instituted against the Indemnified Party which may give rise to a Relevant Claim, the Indemnified Party shall give notice thereof in writing to the Indemnifying Party within 20 days of becoming aware of such Relevant Claim or such proceedings, stating in reasonable detail the nature of the matter on a without prejudice basis, if practicable and the amount claimed. Notwithstanding the foregoing, the failure of any Indemnified Party to give notice pursuant to this Clause 14.1 shall not relieve the Indemnifying Party of its obligations under Clause 13.

14.2                        The Indemnifying Party shall have the option, at its own expense and subject to the Indemnified Party being indemnified by the Indemnifying Party against all costs and liabilities incurred by the Indemnified Party in relation thereto, to assume the defence of a Relevant Claim, including the instruction of legal advisers reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others which the Indemnifying Party may designate in such proceedings and the Indemnifying Party shall pay the fees and disbursements of such legal advisers related to such proceedings. Within 30 days of the receipt of notice from the Indemnified Party pursuant to Clause 14.1 (or sooner, if the nature of the Relevant Claim requires), the Indemnifying Party shall notify the Indemnified Party whether it chooses to assume the defence of the Relevant Claim, which notice shall specify any reservations or exceptions.

14.3                        If the Indemnifying Party exercises the option referred to in Clause 14.2:

14.3.1                               the Indemnified Party shall provide to the Indemnifying Party and its advisers reasonable access to its personnel and to its premises, assets and documents and records in its possession or under its control, and give the Indemnifying Party any information and assistance as it shall reasonably request, and the Indemnifying Party may, at its cost, take copies of such documents and records as it reasonably requires;

14.3.2                               the Indemnified Party shall take any action and institute any proceedings, to enable the Indemnifying Party to dispute, resist, appeal, compromise, defend, remedy or mitigate the Relevant Claim or enforce against another person the Indemnified Party’s rights in relation to the Relevant Claim;

14.3.3                               the Indemnifying Party shall, if so required by the Indemnified Party, maintain consultation with the Indemnified Party on all aspects of such proceedings and shall provide the Indemnified Party with all information reasonably requested by it in relation to such proceedings; and

14.3.4                               the Indemnified Party shall have the right to retain its own legal advisers, but the fees and expenses of such legal advisers shall be at the expense of the Indemnified Party unless:

(a)                                  the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such legal advisers; or

(b)                                  the named parties to any such proceedings (including any added parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same legal advisers would be inappropriate due to actual or potential differing interests between them.

14.4                        If the Indemnifying Party does not exercise its option contained in Clause 14.2, or fails to notify the indemnified Party that it chooses to exercise such option within the relevant timetable set out in that Clause, in the event of a Relevant Claim the Indemnified Party shall, subject to being indemnified by the Indemnifying Party against all costs and liabilities incurred in so doing:

14.4.1                               take or procure such action to be taken as the Indemnifying Party shall reasonably request to deal with a Relevant Claim;

14.4.2                               if so required by the Indemnifying Party, maintain consultation with the Indemnifying Party on all aspects of any proceedings in defence of a Relevant Claim; and

14.4.3                               provide the Indemnifying Party with all information reasonably requested by it in relation to such proceedings.

14.5                        Unless the Indemnifying Party has failed to assume the defence of a Relevant Claim, the Indemnified Party shall not admit liability in respect of a Relevant Claim, nor compromise, nor settle any proceedings in defence of a Relevant Claim, without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). No Indemnifying Party shall consent to entry of any judgment or settle any proceedings in defence of a Relevant Claim without the consent of the Indemnified Party if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered directly or indirectly against the Indemnified Party.

14.6                        No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened Relevant Claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Relevant Claim.

14.7                        Any liabilities for which an Indemnified Party is entitled to indemnification or contribution under Clause 13 shall be paid by the Indemnifying Party to the Indemnified Party as such liabilities are incurred.  The indemnity and contribution agreements contained in Clause 13 shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party and (ii) any termination of this Agreement.

14.8                        Any claim on account of a liability which does not result from a Relevant Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement.

14.9                        If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Relevant Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defence or claim relating to such Relevant Claim against any claimant or plaintiff asserting such Relevant Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defence or claim.

14.10                 In an action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavour to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the action as set forth in this Clause, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the action (including court costs, sanctions imposed by a court, legal fees, experts’ fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

14.11                 The Indemnified Party shall have no right to an indemnity under Clause 13 in respect of any liability to the extent that it actually recovers any monies in respect of such liability under any insurances it maintains.  If an Indemnified Party receives a payment in respect of a liability pursuant to the indemnities contained in Clause 13 from the Indemnifying Party and subsequently recovers monies under its insurances in respect of such liability, the Indemnified Party shall reimburse the Indemnifying Party an amount equal to the monies received under its insurances.

14.12                 The Indemnified Party shall use its commercially reasonable efforts to seek or collect or recover any insurance monies (save from any captive insurance subsidiary) to which the Indemnified Party is entitled in connection with any liability for which it is indemnified under Clause 13.

14.13                 The Indemnified Party shall use its commercially reasonable endeavours to mitigate any loss in respect of which it is indemnified under Clause 13.

15                                  ASSIGNMENT AND SUB-CONTRACTING

15.1                        This Agreement shall not be assigned or transferred by a party hereto without the prior written consent of the other party save as provided in Clause 15.2.

15.2                        In the event a Recipient sells the whole or part of any Recipient Group Company (a “Recipient Divested Company”) or the whole or part of the business of any Recipient Group Company (a “Recipient Divested Business”) to a third party, the Provider shall remain obliged to continue to provide Services to such Recipient Divested Company or the purchaser of such Recipient Divested Business (but not otherwise to such purchaser) to the extent it was providing such Services immediately prior to such divestiture, pursuant to the terms of this Agreement, unless otherwise agreed upon by the parties hereto, provided however that the Provider’s obligation to provide Services to a Recipient Divested Company or the purchaser of a Recipient Divested Business shall be subject to:

(i)                                    the implementation of new Service Charges as between the Provider and such Recipient Divested Company or the third party purchaser of such Recipient Divested Business for such Services, which new Service Charges shall be proposed by the Provider at its sole discretion save that such new Service Charges shall be consistent with applicable market rates for such Services;

(ii)                                the Recipient or the Recipient Divested Company or the third party purchaser of such Recipient Divested Business agreeing to pay or cause to be paid any incremental fees or expenses incurred by the Provider in connection with establishing or transferring the provision of such Services to the third party;

(iii)                            obtaining any consents that are necessary to enable the Provider to provide the Services to the Recipient Divested Company or the third party purchaser of such Recipient Divested Business; provided, that FIGSL and GELS shall each use commercially reasonable efforts to obtain any such consents;

(iv)                               the Recipient Divested Company or the third party purchaser of such Recipient Divested Business agreeing to any reasonable security measures implemented by the Provider in providing the Services as deemed necessary by the Provider to protect its Information Systems; and

(v)                                   the Recipient Divested Company or the third party purchaser of such Recipient Divested Business agreeing in writing to be bound by all applicable provisions of this Agreement.

15.3                        In the event a Recipient Group Company acquires a business or portion thereof by merger, stock purchase, asset purchase, reinsurance or other means that engages in the same type of business as the relevant Recipient Group, (a “Recipient Acquired Company”), then the Provider shall be obliged to provide the Services to such Recipient Acquired Company, to the extent applicable, pursuant to the terms of this Agreement, unless otherwise agreed upon by the parties hereto provided however that in the event the acquisition of a Recipient Acquired Company results in a change to the volume or quantity of any Service which causes a material increase in the Provider’s costs of providing such Service, the parties shall negotiate in good faith and use their commercially reasonable efforts to agree upon a price increase to the Service Charges for such Service to compensate the Provider for the increase in the cost of providing such Service.

15.4                        Nothing in this Clause shall be deemed to waive any party’s rights to relieve or otherwise satisfy any party’s non-compete obligations between GE and Genworth provided for under the Master Agreement.

15.5                        The parties may sub-contract any of their obligations under this Agreement but a sub-contracting party must ensure that its subcontractor complies with all of that party’s obligations under this Agreement and the sub-contracting party shall remain responsible at all times for the performance of such obligations.

16                                  CONFIDENTIALITY

16.1                        GELS shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any person other than its Representatives or its Affiliates who reasonably need to know such information in providing services to any member of the FIGSL Group or use or otherwise exploit for its own benefit or for the benefit of any third party, any FIGSL Confidential Information.  For purposes of this Clause, “FIGSL Confidential Information” means any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by any member of the FIGSL Group furnished to or in possession of the GEIH Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the GEIH Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents.  FIGSL Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the GEIH Group in breach of this Clause, or (ii) GELS can demonstrate was or became available to the GEIH Group from a source other than the FIGSL Group or their Affiliates provided however that the source of such information was not known by the GEIH Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, FIGSL or any member of the FIGSL Group with respect to such information.

16.2                        FIGSL shall not, and shall cause its Affiliates and Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any person other than its Representatives or its Affiliates who reasonably need to know such information in providing services to any member of the GEIH Group or use or otherwise exploit for its own benefit or for the benefit of any third party, any GEIH Confidential Information.  For purposes of this Clause, “GEIH Confidential Information” means any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by any member of the GEIH Group furnished to or in possession of the FIGSL Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the FIGSL Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents.  GEIH Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the FIGSL Group in breach of this Clause, or (ii) FIGSL can demonstrate was or became available to the FIGSL Group from a source other than the GEIH Group or their Affiliates; provided however that the source of such information was not known by the FIGSL Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the GEIH Group or any member of the GEIH Group with respect to such information.

16.3                        If either party is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any governmental authority or pursuant to applicable law or regulation to disclose or provide any FIGSL Confidential Information or GEIH Confidential Information, as applicable, the entity or person receiving such request or demand shall (where permitted by law) use all reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order.  The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient.  Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any FIGSL Confidential Information or GEIH Confidential Information, as the case may be, to the extent required by such law (as so advised by counsel) or regulation or by lawful process or such governmental authority.

16.4                        Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by the Master Agreement, shall not apply to the tax structure or tax treatment of such transactions, and each party hereto (and any employee, Representative, or agent of any party thereto) may disclose to any and all persons, without limitation of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

17                                  TERMINATION

17.1                        Automatic Termination

17.1.1                               This Agreement shall terminate automatically in relation to an individual Service on the applicable Service Termination Date unless the Provider and Recipient agree to extend the Service Termination Date in which case this Agreement shall terminate in relation to that Service on the extended Service Termination Date.

17.1.2                               This Agreement shall terminate automatically on the date on which the last remaining Service being provided under this Agreement shall terminate.

17.2                        Failure to Perform

If at any time during the Term a party commits a breach of its material obligations hereunder and in the case of a breach capable of remedy, fails to remedy such breach within sixty (60) working days after receipt of notice from the other party to remedy the same, the other party shall be entitled to terminate this Agreement with immediate effect by written notice in respect of any or all of the Services provided or received by the party in breach provided however that no Service may be terminated pursuant to this Clause 17.2 until the parties have completed the dispute resolution process set out in Clause 25.2.2 with respect to such Service and the Chief Executive Officers of the parties have failed to resolve matters.

17.3                        Insolvency

If at any time during the Term a party:

17.3.1                               passes a resolution for voluntary winding up or a court of competent jurisdiction makes an order that such party be wound up except for the purposes of bona fide reconstruction while solvent; or

17.3.2                               makes a composition or arrangement with its creditors; or

17.3.3                               has a receiver or manager or provisional liquidator or administrator appointed over the whole or a substantial part of its business or undertaking or circumstances arise which would entitle a court of competent jurisdiction or a creditor to appoint the same;  or

17.3.4                               is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986,

then the other party shall be entitled to terminate this Agreement with immediate effect by written notice.

17.4                        On Notice

A Recipient shall be entitled to terminate this Agreement in respect of any or all of the Services provided to it at its absolute discretion at any time by giving not less than sixty (60) days’ notice of its intention to do so to the Provider (or such shorter period of time as is agreed in writing by the parties).  Subject to payment of the Service Charges payable under the Agreement which are due to the Provider for the period up to the effective date of termination, a Recipient shall have the right to require the relevant Provider to cease provision of the Services during the sixty (60) day notice period and to instruct its sub-contractors, if any, to do similarly.

17.5                        Force Majeure Event of Longstanding Duration

If any Force Majeure Event (as defined in Clause 20) prevents a party from performing all of its obligations hereunder for a period in excess of one (1) month, the other party may terminate this Agreement in respect of the Services provided to or by the party so prevented with immediate effect on written notice.

17.6                        Accrued Rights

Termination in accordance with this Clause 17 shall not prejudice or affect any right of action or remedy which shall have accrued or shall thereafter accrue to either party.

18                                  THE PROVIDER’S OBLIGATIONS ON TERMINATION

18.1                        In the event that a Recipient requires a different organisation to take on the provision of any or all of the Services provided to it by its Provider on the termination of this Agreement in respect of such Services, the Provider, that Provider shall co-operate in the transfer, under any arrangements to be notified to it by the Recipient, to effect a full and orderly transition of such Services to the succeeding contractor by the Service Termination Date or thereafter and will furnish any succeeding contractor with any information or documentation required to perform such Services.

18.2                        The Provider shall comply with all reasonable instructions from the Recipient with regard to termination of the Services and take reasonable steps to mitigate any costs which the Recipient will incur as a result of the termination.

18.3                        Upon the written request of the Recipient, the Provider will, for a reasonable period of time after the effective date of any termination (which shall not exceed six months after the effective date of termination) of a Service pursuant to Clause 17.2 above, continue to provide the terminated Service on the terms of this Agreement (subject to the timely payment, when due and payable, by the Recipient of all Service Charges related to such terminated Service).  The Service Charges for a Service provided pursuant to this Clause 18.3 shall be the same as were in effect prior to the termination of such Service.

18.4                        In the event that the Agreement is terminated as provided for herein:

18.4.1                               each party shall return to the other party all property belonging to the other party then in its possession in good working order;  and

18.4.2                               in the event the Recipient has paid Service Charges in advance for Services not received as at the date of termination, the Provider shall refund the Recipient such Service Charges.

18.5                        In the event that the Agreement is terminated for fundamental breach the Recipient shall have the following rights (but not obligations) to require the Provider to:

18.5.1                               provide a schedule of all equipment, labour, resources and subcontracts used exclusively or primarily to provide the Services;

18.5.2                               transfer any or all assets which are exclusively or primarily used for the performance of the Services to the Recipient at a fair market value which may be verified by an independent valuer who is acceptable to both parties; and

18.5.3                               assign any or all software licences or other licences or agreements that are used exclusively or primarily in the provision of the Services for the benefit of the Recipient, where this is permitted by the terms of the licence.

18.6                        On termination of this Agreement the Provider shall comply with its obligations to return documentation and materials provided by the Recipient under Clause 12.1.

19                                  SURVIVAL OF OBLIGATIONS ON TERMINATION

Following the termination of this Agreement as provided for herein, no party shall have any further right or obligation with respect to any other party except as set forth in the following Clauses:

Clause 1	-	Interpretation
Clause 4.7		Leases
Clause 8	-	Warranties
Clause 12	-	Intellectual Property
Clause 13	-	Limitation of Liability and Indemnities
Clause 14		Conduct of Claims
Clause 16	-	Confidentiality
Clause 18	-	The Provider’s Obligations on Termination
Clause 25	-	Applicable Law and Dispute Resolution
Clause 26	-	Data Protection
Clause 27	-	Further Assurance
Clause 29	-	Notices

20                                  FORCE MAJEURE/BUSINESS CONTINUITY

20.1                        Each party shall maintain and comply with a reasonable disaster recovery, crisis management and business continuity plan designed to help ensure that it can continue to provide the Services in accordance with this Agreement in the event of a disaster or other significant event that might otherwise impact its operations.  Each party shall ensure that any disaster recovery, crisis management and business continuity plan shall comply with any relevant regulatory requirements, whether of the FSA or any other regulator. Upon the written request of a Recipient, a Provider shall (i) disclose to the Recipient the Provider’s disaster recovery, crisis management and business continuity plans and procedures applicable to a Service and (ii) permit the Recipient to participate in testing of such disaster recovery, crisis management and business continuity plans and procedures, in each case so that the Recipient may assess such plans and procedures and develop or modify its own such plans and procedures in connection with the Services as the Recipient reasonably deems necessary.

20.2                        Neither party hereto (or any person acting on its behalf) shall have any liability or responsibility for failure to fulfil any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfilment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure Event, provided that such party shall have first exhausted, to the extent commercially reasonably to do so, the procedures described in its disaster recovery, crisis management, and business continuity plan.

20.3                        A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event:  (i) notify the other party of the nature and extent of any such Force Majeure Event and (ii) use all reasonable endeavours to remove any such causes and resume performance under this Agreement as soon as feasible.

20.4                        For the purposes of this Clause, a “Force Majeure Event” means, with respect to a party, an event beyond the control of such party (or any person acting on its behalf), which by its nature could not have been foreseen by such party (or such person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

21                                  INCONSISTENCY/PREVAILING AGREEMENT

In the event of an inconsistency between any of the provisions of this Agreement and the Global Transition Services Agreement and the Master Agreement, the provisions of this Agreement shall prevail as between the parties in respect of the matters dealt with hereunder.

22                                  MASTER AGREEMENT

22.1                        The parties agree that for the purposes of Section 2.2(b) of the Master Agreement, the assets listed in Schedule 2 shall be “Excluded Assets”.

22.2                        The parties hereby agree that notwithstanding the provisions of Section 2.4(a) of the Master Agreement, any intercompany accounts payable or accounts receivable outstanding between the parties’ Groups as at the Closing Date shall continue to be outstanding following that date provided however that, subject to the provisions of the European Tax Matters Agreement, the parties shall settle all such intercompany accounts payable or accounts receivable within 60 days following the Closing Date.

23                                  REGULATORY APPROVAL AND COMPLIANCE

Each party shall be responsible for its own compliance with any and all laws and requirements of any regulator (whether in the UK or elsewhere) applicable to its performance under this Agreement; provided, however, that each party shall at the request of the other party and subject to reimbursement of out-of-pocket expenses by the requesting party, cooperate and provide one another with all reasonably requested assistance (including, without limitation, the execution of documents and the provision of relevant information) required by the requesting party to ensure compliance with all applicable laws and regulations or in connection with any regulatory action, inquiry or examination.

24                                  SEVERABILITY

If any provision of the Agreement is held invalid, illegal or unenforceable for any reason, such provision shall be severed and the remainder of the provisions hereof shall continue in full force and effect as if the Agreement had been executed with the invalid provision eliminated.  In the event a provision hereof is severed, the parties shall negotiate in good faith to modify this Agreement in order to effect the original intent of the parties as closely as possible and enable the transactions contemplated by the parties to be consummated as originally contemplated as far as is possible.

25                                  APPLICABLE LAW AND DISPUTE RESOLUTION

25.1                        The Agreement shall be governed by and construed in accordance with the law of England and Wales.

25.2                        In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof or thereof (a “Dispute”), the parties shall follow the dispute resolution procedure set out in this Clause:

25.2.1                               upon a party serving written notice requesting that the parties attempt to resolve a Dispute (“Notice”) the Service Managers of the parties shall attempt in good faith to resolve such Dispute;

25.2.2                               if the Service Managers are for any reason unable to resolve a Dispute within 30 days of delivery of a Notice, the Dispute shall be referred to the Chief Executive Officers of FIGSL and GELS who shall attempt in good faith to resolve such dispute; and

25.2.3                               if the Chief Executive Officers of FIGSL and GELS are for any reason unable to resolve a Dispute within 45 days of such Dispute being referred to them for resolution then either party may submit the Dispute for resolution by mediation pursuant to the procedures of the Centre for Effective Dispute Resolution as then in effect.  The mediation shall be heard by a mediator appointed by the parties but if they cannot agree upon a mediator within 14 days of either of them submitting the Dispute to mediation, such mediator shall be appointed by the Centre for Effective Dispute Resolution.  Either party may at the commencement of mediation ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions;

25.2.4                               If a Dispute is not resolved by mediation within 30 days of the selection of a mediator (unless the mediator chooses to withdraw sooner), then either party may refer the Dispute to be settled and finally resolved by arbitration in accordance with the UNCITRAL Arbitration Rules as in force at the time of the election (the “Rules”) by a panel of three arbitrators (or a sole arbitrator as the parties may agree) appointed in accordance with the Rules.

25.3                        The seat of any reference to arbitration shall be London, England the procedural law of any reference to arbitration shall be English law and the language of any arbitration proceedings shall be English.

25.4                        The appointing authority for the purposes set forth in Article 7(2) of the Rules shall be the London Court of International Arbitration.

25.5                        Any right of appeal or reference of points of law to the courts is hereby waived, to the extent that such waiver can be validly made.

25.6                        The arbitral tribunal shall have the power to order on a provisional basis any relief which it would have power to grant in a final award.

26                                  DATA PROTECTION

Each Provider agrees that it is registered in accordance with the Data Protection Act 1998 so far as is necessary to provide the Services and agrees to maintain such registrations in full force and effect.  Each Provider undertakes that it will comply and agrees to ensure that its sub-contractor will comply with its appropriate obligations under all data protection legislation in force from time to time.

27                                  FURTHER ASSURANCE

Each party agrees at its own expense to execute such documents and generally do everything further that may be necessary to fulfil its obligations under and achieve the objectives of this Agreement.

28                                  WAIVER OF REMEDIES

No waiver of any rights arising under this Agreement shall be effective unless agreed (where possible in writing and signed by a duly authorised signatory) by the party against whom the waiver is to be enforced.  No failure or delay by a party in exercising any right, power or remedy under this Agreement (except as expressly provided herein) shall operate as a waiver of any such right, power or remedy.

29                                  NOTICES

29.1                        Any notice, invoice or other communication which a party is required by the Agreement to be served on the other party shall be sufficiently served if addressed to the Company Secretary of the other party and sent to the other party at its specified address as follows:

29.1.1                               by hand;

29.1.2                               by registered or first class post or recorded delivery; or

29.1.3                               by facsimile transmission confirmed by registered or first class post or recorded delivery.

Notices sent by registered post or first class post or recorded delivery shall be deemed to be served three (3) working days following the day of posting.  Notices sent by facsimile transmission shall be deemed to be served on the day of transmission if transmitted before 4:00 p.m. on a working day, but otherwise on the next following working day.  In all other cases, notices are deemed to be served on the day when they are actually received.  All notices, invoices and other communications served hereunder shall expressly refer to the Clause or sub-Clause pursuant to which they are served.

29.2                        For the purposes of this Clause 29 the authorised address of each party shall be the address set out at the head of this Agreement or such other address (and details) as that party may notify to the other party from time to time in accordance with the requirements of this Clause 29.

30                                  NO PARTNERSHIP

Nothing in the Agreement is intended or shall be construed to create a partnership between the parties or unless expressly stated in a relationship of agency.  Unless otherwise authorised, neither party shall have any authority to act or make representations on behalf of the other party, and nothing herein shall impose any liability on either party in respect of any liability incurred by the other party to a third party.

31                                  ENTIRE AGREEMENT

This Agreement together with any Schedules thereto contains the entire agreement between the parties and supersedes any previous understandings, commitments, contracts or representations whatsoever whether oral or written, except in respect of any fraudulent representation made by any party.  This Agreement shall not be varied except by an instrument in writing of date even herewith or subsequent hereto executed by all parties by their duly authorised representatives.

32                                  RIGHTS OF THIRD PARTIES

With the exception of any Recipient Group Company which is entitled to receive Services hereunder and any person expressly indemnified hereunder by a party to this Agreement, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

33                                  COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same agreement.  No counterpart shall be effective until each party has executed at least one part or counterpart.

IN WITNESS WHEREOF this Agreement was executed by the parties hereto on the date set out on Page 1.

SCHEDULE 1

SERVICES

SCHEDULE 2

EXCLUDED ASSETS

[        ]

SIGNED by	)
)
for and on behalf of	)
FINANCIAL INSURANCE	)
GROUP SERVICES	)
LIMITED	)

SIGNED by	)
)
for and on behalf of	)
GE LIFE SERVICES	)
LIMITED	)